Exhibit 99


                         Contact:     Media Relations      Investor Relations
                                      Jim Badenhausen      William Pike
                                      212-761-4472         212-761-0008


                                                           For Immediate Release
[LOGO OMITTED] Morgan Stanley


DISCOVER BANK ANNOUNCES IMPACT OF SPIKE IN BANKRUPTCY NOTICES PRECEDING NEW FEDERAL LEGISLATION

NEW YORK, October 31, 2005 - Morgan Stanley (NYSE: MWD) (the "Company") today announced that Discover Bank, similar to other credit card issuers, has received a spike in bankruptcy notices as a result of the new Federal bankruptcy legislation that became effective on October 17, 2005. According to the National Bankruptcy Research Center, bankruptcy filings industry-wide increased by approximately ten-fold in the week preceding the legislation's effective date compared with typical levels. While it is too early to quantify the benefits from the new bankruptcy law, which makes it more difficult for individual debtors with adequate means to discharge debts in bankruptcy, the Company believes the long term impact on credit quality for the credit card industry and Discover will be favorable.

Based on currently available information, the Company expects that the pre-tax charges in the fourth quarter of fiscal 2005 resulting from additional bankruptcy notices will increase by $200 to $250 million over those experienced in the third quarter of fiscal 2005. This estimate includes a decrease in the value of the Company's residual interest in credit card securitizations and additional loan loss provisions for owned credit card receivables. The Company believes that this range represents in large part an acceleration, triggered by the new bankruptcy legislation, of charge-offs that otherwise would have occurred in the ordinary course of business in fiscal 2006.

The higher level of bankruptcy notices received by Discover Bank will affect the Discover Card Master Trust I ("DCMT"), a trust utilized by the Company to access the securitization markets. The DCMT agreements require early amortization of securities issued by the trust if the excess spread (a measure of trust profitability as further defined in the DCMT agreements) falls below a specified level over a three month rolling average period. While the Company expects a decline in excess spread in the near term, the Company does not expect that an early amortization event will occur with respect to any outstanding DCMT term asset-backed securities. The excess spread is expected to recover in subsequent months as bankruptcy notices return to more normalized levels.

DCMT issues multiple series of securities. One series that supports a short-term certificate program has an additional provision with respect to the minimum level of excess spread. Discover Bank today notified the trustee of the DCMT that it was retiring the series to avoid a potential violation of the excess spread provision. The result of this



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action will be to use available  trust  collections to pay in full principal and interest on the short-term certificates at maturity beginning on November 15, 2005. This will cause approximately $4 billion of credit card receivables related to the series to be reflected on the Company's statement of financial condition.

The Company currently intends to securitize the amount of receivables that were securitized in the short-term certificate program, as well as approximately $1.5 billion of other maturing securitized receivables, through existing markets during the first quarter of fiscal 2006. If the Company is not confident at fiscal year end in its ability to securitize these receivables by February 28, 2006 (90 days later), they will remain on the Company's statement of financial condition and become subject to the Company's reserving policies. This could increase the loan loss provision by an additional amount of up to approximately $250 million as of November 30, 2005.

The amounts discussed above are based on the Company's best estimates at this time and may change as more information becomes available.

About Morgan Stanley
Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

                                      * * *

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. In particular, the Company's ability to access the markets for securitized receivables, its ability to manage credit risk related to consumer debt and the actual rate of bankruptcies experienced may cause the Company's actual results to differ from the forward looking statements. Forward-looking statements relating to excess spread are based on certain estimates of yield, charge-offs, interest rates, payment rates, seasonal purchasing practices and other matters which cannot be predicted with certainty. For a discussion of additional risks and uncertainties that may affect the future results of the Company, including the Credit Services business, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I,
Item 1 and "Certain Factors Affecting Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2004 (the "2004 10-K") and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Reports on Form 10-Q and other items throughout the 2004 10-K and Forms 10-Q.



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